Exhibit 10.2

FIRST AMENDMENT TO

EXECUTIVE EMPLOYMENT AGREEMENT

WHEREAS, Michael Steele (“Executive”) is currently employed by the Company as its Executive Vice President pursuant to an employment agreement dated April 25, 2002 (the “Agreement”); and

WHEREAS, the Board of Directors of the Company (the “Board”) has determined that certain recent changes in the Federal income tax laws enacted as part of the American Jobs Creation Act of 2004 could adversely impact the benefits the Company intended to confer on Executive under the Agreement; and

WHEREAS, the Board has determined that the Agreement must be amended to address these legal changes and to make certain other amendments the Board deems desirable.

Accordingly, the parties agree as follows:

1.	Section II(B) of the Agreement is hereby amended by replacing the final sentence of such section with the following revised text:

The Compensation Committee of the Board of Directors shall have sole discretion to establish corporate and individual performance standards and for certifying their attainment. Any Bonus awarded to Executive pursuant to this provision shall be paid to Executive in the calendar year following the calendar year in which such Bonus is earned.

2.	Section III(B) of the Agreement is hereby restated in its entirety to read as follows:

Except in situations where the employment of Executive is terminated For Cause, By Death, By Disability, or within one (1) year following a Change of Control (as defined in Section IV(E) below), in the event that the Company terminates the employment of Executive at any time, Executive will be eligible to receive an amount equal to twelve (12) months of the then-current Base Salary of the Executive, payable in the form of salary continuation in accordance with the Company’s regularly-established payroll practices; provided, however, that the Company shall have the authority to delay the payment of any such amount payable under this Section III(B) to the extent it deems necessary or appropriate to comply with Section 409A(a)(2)(B)(i) of the Code (relating to payments made to certain “key employees” of certain publicly-traded companies) and in such event, any such amounts to which Executive would otherwise be entitled during the six (6) month period immediately following Executive’s separation from service will be paid on the first business day following the expiration of such six (6) month period.

3.	Section IV(D) of the Agreement is hereby restated in its entirety to read as follows:

In the event that the Company terminates Executive’s employment without Cause within one (1) year following a Change of Control (as defined below), the Company shall pay to the Executive, in a lump sum, not less than thirty-one (31) days nor more than sixty (60) days following the date of the such termination, an amount equal to two hundred and ninety-nine percent (299%) of the Executive’s Base Amount; provided, however, that the

Company shall have the authority to delay the payment of any such amount payable under this Section IV(D) to the extent it deems necessary or appropriate to comply with Section 409A(a)(2)(B)(i) of the Code (relating to payments made to certain “key employees” of certain publicly-traded companies) and in such event, any such amount to which Executive would otherwise be entitled during the six (6) month period immediately following Executive’s separation from service will be paid on the first business day following the expiration of such six (6) month period. For purposes of Section IV(D) and V(B), “Base Amount” shall mean Executive’s average annual compensation as reported on IRS Form W-2 (excluding any compensation attributable to the granting, vesting or exercise of stock options or stock grants) for the each of the five (5) taxable years preceding the Executive’s termination or, if shorter, the portion of the five (5) taxable years preceding Executive’s termination during which he or she performed personal services for the Company or a related entity. Any other provisions of this Agreement or of the Company’s incentive bonus plan notwithstanding, after the amount described in this Section IV(D) has been paid to the Executive, the Executive shall have no further interest in such plan.

Executive’s eligibility for severance under this Section IV(D) is conditioned on Executive’s having first signed a release agreement in the form attached as Exhibit A. Executive shall not be entitled to any severance payments under this Section IV(D) if Executive’s employment is terminated For Cause, By Death or By Disability (as defined in Section IV above) or if Executive’s employment is voluntarily terminated by Executive for any reason. In the event that the Company terminates Executive’s employment without Cause and such termination does not occur within one (1) year following a Change of Control, the Executive will be eligible to receive the benefits described in Section III(B) above.

4.	Section IV(E) of the Agreement is hereby restated in its entirety to read as follows:

For all purposes under this Agreement, “Change of Control” shall mean a change in ownership or control of the Company effected through any of the following transactions:

(a) The direct or indirect acquisition by any person or related group of persons (other than an acquisition from or by the Company or by a Company-sponsored employee benefit plan or by a person that directly or indirectly controls, is controlled by, or is under common control with, the Company) of beneficial ownership (within the meaning of Rule 13d-3 of the Exchange Act) of securities possessing more than twenty percent (20%) of the total combined voting power of the Company’s outstanding securities,

(b) The sale, transfer or other disposition of all or substantially all of the assets of the Company (including the capital stock of the Company’s subsidiary corporations), regardless of whether such sale, transfer or other disposition occurs in connection with the complete liquidation or dissolution of the Company;

(c) A merger or consolidation approved by the Company’s stock-holders in which the Company is not the surviving entity, except for a transaction the principal purpose of which is to change the state in which the Company is incorporated;

(d) The sale, transfer or other disposition of all or substantially all of the assets of the Company (including the capital stock of the Company’s subsidiary corporations) in connection with the complete liquidation or dissolution of the Company approved by the Company’s stock-holders; or

(e) Any reverse merger approved by the Company’s stock-holders in which the Company is the surviving entity but in which securities possessing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities are transferred to a person or persons different from those who held such securities immediately prior to such merger.

5.	The first sentence of Section V(B) of the Agreement is restated in its entirety to read as follows:

Executive’s termination shall be for “Good Reason” if Executive provides written notice to the Company of the Good Reason within six months following the event constituting Good Reason and provides the Company with a period of twenty days to cure the Good Reason and the Company fails to cure the Good Reason within that period.

6.	The third sentence of Section V(B) of the Agreement is restated to read as follows:

In such event Executive may terminate his employment for Good Reason, in which case Executive will be eligible to receive an amount equal to two hundred and ninety-nine percent (299%) of the combined total of Executive’s Base Amount, payable in the form of salary continuation in accordance with the Company’s regularly established payroll practices; provided, however, that the Company shall have the authority to delay the payment of any severance benefits payable under this Section V(B) to the extent it deems necessary or appropriate to comply with Section 409A(a)(2)(B)(i) of the Code (relating to payments made to certain “key employees” of certain publicly-traded companies) and in such event, any such amount to which Executive would otherwise be entitled during the six (6) month period immediately following Executive’s separation from service will be paid on the first business day following the expiration of such six (6) month period.

7.	Section VII(A) of the Agreement is restated in its entirety to read as follows:

In the event that any payment or benefit (within the meaning of Section 280G(b)(2) of the Internal Revenue Code of 1986, as amended (the “Code”)) to Executive or for Executive’s benefit, paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise in connection with, or arising out of, Executive’s employment with the Company or a Change of Control (a “Payment” or “Payments”), would be subject to the excise tax imposed by Code Section 4999, or any interest or penalties are incurred by Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then Executive will be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by Executive of all taxes (including any interest or penalties (other than interest and penalties imposed by reason of Executive’s failure to file timely a tax return or pay taxes shown due on Executive’s return) and excluding any taxes or interest imposed by Code Section 409A(1)(B)) imposed with respect to such taxes and the Excise Tax), including any Excise Tax imposed upon the Gross-Up Payment, Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

8.	Section VII(C) of the Agreement is amended by the addition of the following provisions at the end thereof:

In the case of an Underpayment, the Company promptly shall pay, or cause to be paid, the amount of such Underpayment to or for the benefit of Executive. In the case of an Excess Payment, Executive shall, at the direction and expense of the Company, take such steps as are reasonably necessary (including the filing of returns and claims for refund), follow reasonable instructions from, and procedures established by, the Company, and otherwise reasonably cooperate with the Company to correct such Excess Payment; provided, however, that (1) Executive shall not in any event be obligated to return to the Company an amount greater than the net after-tax portion of the Excess Payment that Executive has retained or recovered as a refund from the applicable taxing authorities and (2) this provision shall be interpreted in a manner consistent with the intent of Section VII(A), which is to make Executive whole, on an after-tax basis, from the application of the Excise Tax, it being understood that the correction of an Excess Payment may result in Executive’s repaying to the Company an amount that is less than the Excess Payment.

9.	Section VII(C) of the Agreement is further amended by deleting Subsections 1 and 2 in their entirety.

10.	The first sentence of Section X of the Agreement is restated in its entirety to read as follows:

Subject to Section XV below, this Agreement may not be amended or waived except by a writing signed by Executive and by a duly authorized representative of the Company other than Executive.

11.	The Agreement is amended by the addition of the following new Section XV; subsequent sections of the Agreement shall be renumbered accordingly.

Notwithstanding any other provision of this Agreement whatsoever, the Company, in its sole discretion and without Executive’s consent, may amend or modify this Agreement in any manner to provide for the application and effects of Section 409A of the Code (relating to deferred compensation arrangements) and any related regulatory or administrative guidance issued by the Internal Revenue Service. The Company shall use reasonable efforts to provide the Executive with notice of any such amendment or modification following its adoption. The Company shall have the authority to delay the payment of any benefits payable under this Agreement to the extent it deems necessary or appropriate to comply with Section 409A(a)(2)(B)(i) of the Code (relating to payments made to certain “key employees” of certain publicly-traded companies) and in such event, any such amount to which Executive would otherwise be entitled during the six (6) month period immediately following Executive’s separation from service will be paid on the first business day following the expiration of such six (6) month period.

12.	Exhibit A to the Agreement is amended by the addition of the following paragraph:

You agree that you are waiving and releasing any rights or claims you may have under the Age Discrimination in Employment Act (the “ADEA Claims”) and that this waiver and release is knowing and voluntary. You further agree by this writing that: (a) you are waiving rights or claims for age discrimination under the ADEA in exchange for the payments described in your Executive Employment Agreement, which are in addition to anything of value to which you are otherwise entitled; (b) you have been given an opportunity to consider fully the terms of this Agreement for twenty-one (21) days, although you are not required to wait twenty-one (21) days before signing this Agreement; (c) you have been advised to consult with an attorney of your choosing before signing this Agreement; (d) you understand that you have seven (7) days in which to revoke your release of ADEA Claims, and this Agreement shall not become effective or enforceable as to any party until the date upon which the revocation period has expired.

Except as otherwise provided in this First Amendment, the Agreement is hereby ratified and confirmed in all respects.

GLENBOROUGH REALTY TRUST INCORPORATED:	MICHAEL STEELE:

/s/ Andrew Batinovich	/s/ Michael Steele
Andrew Batinovich	Michael Steele
President & Chief Executive Officer	Executive Vice President

Date: February 6, 2006	Date: February 6, 2006